UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2011 (October 21, 2011)

Liberator, Inc.
(Exact name of registrant as specified in Charter)

Florida	000-53314	59-3581576
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2745 Bankers Industrial Drive
Atlanta, GA 30360
 (Address of Principal Executive Offices)

(770) 246-6400
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 6, 2011, the Company filed a Current Report on Form 8-K, announcing the signing of a definitive Stock Purchase Agreement (the “WMI Sale Agreement”) for the sale of our subsidiary, Web Merchants Inc. (“WMI”), to Web Merchants Atlanta, LLC (“WMA”), an entity controlled by the President and former majority shareholder of WMI, Fred Petrenko.  The transaction described in the WMI Sale Agreement was expected to close no later than October 21, 2011.  The WMI Sale Agreement was filed October 12, 2011 as Exhibit 10.26 with the registrants Annual Report on Form 10-K.

On October 21, 2011, the parties to the WMI Sale Agreement reached an agreement to extend the closing date to October 28, 2011, in exchange for the payment to the Company of an additional non-refundable deposit of Fifty Thousand Dollars ($50,000.00), which brings the total non-refundable deposit received to date to Two Hundred Fifty Thousand Dollars ($250,000.00), and shall reduce the amount to be paid to the Company at closing to Four Hundred Fifty Thousand Dollars ($450,000.00).  In addition, at closing, 25.4 million shares of Liberator common stock held by Mr. Petrenko will be placed into escrow until certain outstanding loans of the Company are either satisfied or WMI and Mr. Petrenko have been provided with a written release of any liability as a guarantor.

The foregoing description of the agreement to extend the closing date does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement to Extend the Closing Date Under Stock Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Agreement to Extend Closing Date Under Stock Purchase Agreement, dated October 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberator, Inc. (Registrant)

Date: October 24, 2011	By:	/s/ Ronald P. Scott
Ronald P. Scott Chief Financial Officer